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EXHIBIT 16

HASKELL & WHITE LLP
CERTIFIED PUBLIC ACCOUNTANTS

February 2, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549

Commissioners:

We have read and agree with the comments in Item 4.01 of Form 8-K of Harrods Investments, Inc. dated July 1, 2004, except for the statements contained in the last paragraph with which we have no basis to agree or disagree.


/s/ Haskell & White LLP
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Haskell & White LLP

Irvine, California